   REVOCATION OF LIMITED POWER OF ATTORNEY

      The undersigned, as a director of Jive Software, Inc. (the "Corporation"), hereby revokes the Limited Power of Attorney dated December 8, 2011 under which
William Pierznik, Katherine Johnson, Bryan LeBlanc and Vicki Ryan were appointed as attorneys-in-fact and agents to act on my behalf with regard to the completion and execution of any forms required or advisable pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, or Section 16 of the
Securities Exchange Act of 1934, as amended, in connection with the undersigned's ownership, acquisition or disposition of securities of the
Corporation.

      This Revocation of Limited Power of Attorney is executed in Palo Alto, CA, as of the date set forth below.

 /s/ Matthew Tucker

 Dated: 5/4/15